Exhibit 99.1

UNITED CONTINENTAL HOLDINGS TO HOLD LIVE

WEBCAST OF FOURTH-QUARTER

AND FULL-YEAR FINANCIAL RESULTS

SPECIAL CHARGES SUMMARY FOR THE FOURTH QUARTER 2011

CHICAGO, Jan. 19, 2012 – United Continental Holdings, Inc. (NYSE: UAL) will hold a conference call to discuss fourth-quarter and full-year 2011 financial results on Thursday, Jan. 26, at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.unitedcontinentalholdings.com.

The webcast will be available for replay within 24 hours of the conference call and then archived on the website for a limited time.

Fourth-Quarter Special Charges

United Continental Holdings, Inc. expects to record special charges of $247 million during the fourth quarter of 2011. Details are as follows (in millions):

Three Months Ended Dec. 31, 2011
Integration-related costs	$170
Other special charges	79

Subtotal special charges	$249
Income tax benefit	(2)

Total special charges, net of income taxes	$247

Integration-related costs: Integration-related costs include compensation costs related to systems integration and training, costs to repaint aircraft and other branding activities, costs to write-off or accelerate depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods, and severance primarily associated with administrative headcount reductions. In addition, on Dec. 31, 2011, UAL became obligated to issue to the Pension Benefit Guaranty Corporation, no later than Feb. 14, 2012, $62.5 million aggregate principal amount of 8% Contingent Senior Unsecured Notes. UAL recorded a liability of approximately $39 million for the fair value of that obligation. The company classified the liability as an integration-related cost since the financial results of UAL, excluding Continental’s results, would not have resulted in a triggering event under the 8% Notes indenture.

UAL TO HOLD LIVE WEBCAST / PAGE 2

Other special charges: Other special charges include costs to terminate a maintenance service contract early, adjustments to reserves for certain legal matters and gains and losses on the disposal of aircraft. The company also recorded impairment charges on certain intangible assets related to foreign take-off and landing slots to reflect the estimated fair value of these assets as part of its annual impairment test of indefinite lived intangible assets.

About United Continental Holdings, Inc.

United Continental Holdings, Inc. (NYSE: UAL) is the holding company for both United Airlines and Continental Airlines. Together with United Express, Continental Express and Continental Connection, these airlines operate an average of 5,717 flights a day to 376 airports on six continents from their hubs in Chicago, Cleveland, Denver, Guam, Houston, Los Angeles, New York/Newark Liberty, San Francisco, Tokyo and Washington, D.C. United and Continental are members of Star Alliance, which offers more than 21,200 daily flights to 1,185 airports in 185 countries. United and Continental’s more than 80,000 employees reside in every U.S. state and in many countries around the world. For more information about United Continental Holdings, Inc., go to UnitedContinentalHoldings.com. For more information about the airlines, see united.com and continental.com or follow United on Twitter and Facebook.

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